Exhibit 10.3

BMO HARRIS BANK N.A.

700 LOUISIANA STREET, SUITE 2100

HOUSTON, TEXAS 77002

BMO CAPITAL MARKETS CORP.

3 TIMES SQUARE

NEW YORK, NEW YORK 10036

August 2, 2019

Halcón Resources Corporation

1000 Louisiana St., Suite 1500

Houston, TX 77002

Attention:  Richard Little, PE, Chief Executive Officer

$750.0 Million Senior Secured Revolving Credit Facility

Commitment Letter

Ladies and Gentlemen:

BMO Harris Bank N.A. (“BMO Bank”) and BMO Capital Markets (“BMOCM” and, together with BMO Bank, the “Commitment Party”, “BMO”, “we” or “us”) understand that Halcón Resources Corporation, a Delaware corporation (“you” or the “Borrower”), and certain of your subsidiaries (together with the Borrower, the “Debtors”) are considering filing voluntary petitions to commence cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to implement a restructuring of the Debtors pursuant to a prepackaged plan of reorganization contemplated by the plan of reorganization substantially in the form attached hereto as Exhibit A (the “Chapter 11 Plan” and the foregoing collectively, the “Transactions”).

In connection therewith, the Borrower has requested that (a) we structure, arrange and syndicate a $750.0 million senior secured reserve-based revolving credit facility (the “Credit Facility”) with an initial borrowing base of $275.0 million (the “Initial Borrowing Base”), (b) BMO Bank serve as sole administrative agent and (c) BMO Bank commit to provide a portion of the Credit Facility as set forth herein.

1.              Commitments

BMO Bank is pleased to advise you of its commitment to provide 100% of the Initial Borrowing Base under the Credit Facility (BMO Bank, in such capacity, the “Initial Lender”), subject to the terms and conditions set forth in this letter and Exhibits B and C attached hereto (this letter, together with Exhibits A, B and C attached hereto, the “Commitment Letter”). Capitalized terms used in this letter but not defined herein shall have the meanings given to them in the Exhibits attached hereto.

2.              Titles and Roles

It is agreed that (a) BMOCM will act as sole lead arranger and sole bookrunner for the Credit Facility (acting in such capacities, the “Lead Arranger”) and (b) BMO Bank will act as sole administrative agent for the Credit Facility.

It is further agreed that BMO will have “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Credit Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining the sole physical books for the Credit Facility. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Credit Facility unless you and we shall so agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Credit Facility than BMO).  Notwithstanding the foregoing, BMO shall have the right, subject to your consent (not to be unreasonably withheld, delayed or conditioned), to award titles to other financial institutions as joint lead arrangers and joint bookrunners (each, an “Additional Arranger” and, together with the Lead Arranger, the “Arrangers”) who are (or whose respective lending affiliates are, as applicable) Lenders (each, an “Additional Initial Lender”) that provide (or whose affiliates provide) commitments in respect of the Credit Facility (it being agreed that (a) each of the parties hereto shall, upon request of you or the Lead Arranger, execute an amendment (or amendment and restatement) or joinder to this Commitment Letter to reflect the commitments of any such financial institutions, pursuant to which each such Additional Initial Lender will assume a portion of the commitments with respect to the Initial Borrowing Base under the Credit Facility, and upon such execution the commitments of BMO Bank in respect to the Initial Borrowing Base under the Credit Facility will be permanently reduced on a dollar for dollar basis by the amount of the commitments to the Initial Borrowing Base of such Additional Initial Lender and (b) no such other Additional Arranger or Additional Initial Lender will have rights in respect of the management of the syndication of the Credit Facility (including, without limitation, in respect of “market flex” rights under the Arranger Fee Letter, over which BMO will have sole control)).

3.              Syndication; Information

BMOCM, as Lead Arranger, intends to syndicate the Credit Facility (including, in our discretion, all or part of BMO Bank’s commitments hereunder) to a group of banks, financial institutions and other commercial bank lenders identified by us in consultation with you, and subject to your consent (not to be unreasonably withheld, delayed or conditioned) (together with the Initial Lender and any Additional Initial Lender, the “Lenders”).  Notwithstanding any other provision of this Commitment Letter to the contrary, (a) the Initial Lender and any Additional Initial Lender shall not be relieved or novated from their respective obligations hereunder (including their respective obligations to fund the Credit Facility on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facility, including their respective commitments in respect thereof, until after the initial funding of the Credit Facility on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s or Additional Initial Lender’s commitments in respect of the Credit Facility until after the initial funding of the Credit Facility on the Closing Date (except in respect of the foregoing clauses (a) and (b), upon execution and delivery of an amendment (or amendment and restatement) or joinder to this Commitment Letter to reflect the appointment of any financial institution as an Additional Agent or Additional Initial Lender as described in Section 2 above) and (c) unless you and we agree in writing, the Initial Lender and each Additional Initial Lender shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Credit

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Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred.

The Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Lead Arranger in completing a syndication satisfactory to us and you. Such assistance shall include, but not be limited to, until the earlier to occur of (i) a Successful Syndication (as defined in the Upfront Fee Letter) and (ii) forty-five (45) days after the Closing Date (such earlier date, the “Syndication Date”), (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’ existing lending relationships, (b) direct contact between your senior management and advisors and the proposed Lenders at times and locations to be mutually agreed upon, (c) your preparing and providing to the Lead Arranger a customary confidential information memoranda and other customary marketing materials (including, without limitation, lender slides and/or other marketing materials to be used in connection with the syndication) with respect to you and your properties, including financial information and Projections (as defined below), as the Lead Arranger may reasonably request in connection with the arrangement and syndication of the Credit Facility (all such information, memoranda and material, “Information Materials”) and (d) your hosting, with the Lead Arranger, of one or more meetings with prospective Lenders at such times and locations to be mutually agreed upon. You hereby authorize the Lead Arranger to download copies of the Borrower’s trademark logos from its website and post copies thereof on the SyndTrak site or similar workspace established by the Lead Arranger to syndicate the Credit Facility and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Credit Facility or in any advertisements (to which you consent, such consent not to be unreasonably withheld, conditioned or delayed) that we may place after the closing of the Credit Facility in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at our own expense describing our services to the Borrower hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Credit Facility.

Notwithstanding anything to the contrary contained in this Commitment Letter or any Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions, without limiting your obligations to assist with syndication efforts as set forth above, none of the commencement or completion of syndication of the Credit Facility, the completion of a confidential information memorandum or other marketing materials, or compliance with any other provision set forth in this Commitment Letter (other than the conditions described in Section 5 of this Commitment Letter) shall constitute a condition to the commitments hereunder or to the funding of the Credit Facility on the Closing Date.

The Lead Arranger will manage all aspects of the syndication in consultation with you, including decisions as to (a) the selection of institutions to be approached (subject to your consent, not to be unreasonably withheld, delayed or conditioned) and when they will be approached, (b) when commitments will be accepted, (c) which institutions will participate (subject to your consent, not to be unreasonably withheld, delayed or conditioned), (d) the allocation of the commitments among the Lenders and (e) the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Lead Arranger will have no responsibility other than to arrange the syndication of the commitments as set forth herein and to perform the other obligations to be performed by the Lead Arranger as set forth herein, and the Lead Arranger is acting solely in the capacity of an arm’s length contractual counterparty to you with respect to the arrangement of the Credit Facility (including in connection with determining the terms of the Credit Facility) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. In consideration of the Commitment Party’s commitments and other agreements hereunder, effective upon your acceptance of this Commitment Letter

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and continuing until the earlier of the Syndication Date and the termination of this Commitment Letter, you will ensure that there will be no competing arrangement, offering, placement, or syndication of any other debt financing similar to, or as a replacement of, all or any portion of the Credit Facility, excluding with respect to amendments, waivers and other similar agreements to the Existing Credit Agreement (as defined in Exhibit B) prior to the commencement of the Chapter 11 Cases or with respect to the DIP Facility (as defined in Exhibit B) (it being agreed that deferred purchase obligations, intercompany debt, capital leases, purchase money financings and equipment financings are not restricted by the foregoing).

You hereby represent and warrant that (a) all written information (including all Information Materials), other than financial projections and other forward-looking information (collectively, the “Projections”), information of a general economic or general industry nature (such non-excluded items, the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Party that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will promptly supplement the Information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the Credit Facility, the Commitment Party may use and rely on the Information and Projections without independent verification thereof.

If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans.  Before distribution of any Information Materials, you agree to execute and deliver to us (a) a customary letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (b) a separate customary letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that either (i) no MNPI is contained therein or (ii) neither the Borrower, nor any of its controlling or controlled entities has any debt or equity securities issued pursuant to a public offering or Rule 144A private placement and agree that if the Borrower, or any of its controlling or controlled entities is the issuer of any debt or equity securities issued pursuant to a public offering or Rule 144A private placement thereafter, you will publicly disclose any information contained in the Information Materials delivered to Public-Siders that constitutes MNPI at such time and, in the case of both clauses (a) and (b), exculpating us and our affiliates and the Borrower and its affiliates from any liability related to the use of the contents of the Information Materials by the recipients thereof. You also acknowledge that the Lead Arranger Public-Siders consisting of publishing debt analysts may participate in any meetings or telephone conference calls held pursuant to clause (d) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls (A) until the syndication of the Credit Facility has been completed upon the making of

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allocations by BMOCM freeing the Credit Facility to trade or (B) in violation of any confidentiality agreement between you and the BMO.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises BMO in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by BMO for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) notification of changes in the Credit Facility’s terms and (c) drafts and final versions of the Loan Documents and administrative materials prepared by the Commitment Party for prospective Lenders (such as lender meeting invitations, allocations and funding and closing memoranda).  If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

4.              Fees

As consideration for the commitment and agreements of the Commitment Party hereunder and the Lead Arranger’s agreements to perform the services described herein, you agree to pay or cause to be paid the nonrefundable fees described in the Arranger Fee Letter and Upfront Fee Letter, each dated as of the date hereof and delivered herewith (collectively, the “Fee Letters”) on the terms and subject to the conditions set forth therein.

All fees payable hereunder and under the Fee Letters shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts.

5.              Conditions

BMO Bank’s commitment hereunder and the Lead Arranger’s agreements to perform the services described herein are subject only to the conditions set forth in this Section 5, in Exhibit B under the heading “CERTAIN CONDITIONS — Initial Conditions” and in Exhibit C.  It being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Loan Documents other than those expressly stated in this Section 5.

6.              Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Party, the Lead Arranger and any other arrangers or agents in respect of the Credit Facility appointed pursuant to the Commitment Letter, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Chapter 11 Cases, the Fee Letters, the Credit Facility, the use of the proceeds thereof or the Transactions (or any related transaction) or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon written demand with customary backup documentation for any reasonable and documented out-of-pocket legal or other

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documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (limited, in the case of counsel, to the reasonable fees, disbursements and other charges of a single counsel to the indemnified persons, including (if necessary) one local counsel in each relevant jurisdiction and one regulatory counsel to all such indemnified persons, taken as a whole, and, solely in the event of a conflict of interest, one additional counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) to each group of similarly situated affected indemnified persons), provided that the foregoing indemnity will not, as to any indemnified person, apply (i) to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such indemnified person or its control affiliates, directors, officers or employees, advisors or agents (collectively, the “Related Parties”), (ii) to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from a material breach in bad faith of the funding obligations of such indemnified person or any control affiliate of such indemnified person under this Commitment Letter or (iii) to the extent arising from any dispute solely among indemnified persons (other than a Proceeding against any indemnified person in its capacity or in fulfilling its role as Lead Arranger, administrative agent, bookrunner, lender or any other similar role in connection with this Commitment Letter, the Fee Letters, the Credit Facility or the use of the proceeds thereof) not arising out of any act or omission on the part of you or your affiliates and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses (including, without limitation, due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and fees, charges, expenses and disbursements of counsel) incurred in connection with the Chapter 11 Cases, the Credit Facility and any related documentation (including this Commitment Letter, the Fee Letters and the definitive financing documentation in connection with the Credit Facility) or the administration, amendment, modification or waiver thereof (limited, in the case of counsel, to the reasonable fees, disbursements and other charges of a single counsel to the Commitment Party and its affiliates, including (if necessary) one local counsel in each relevant jurisdiction and one regulatory counsel to all such persons, taken as a whole, and, solely in the event of a conflict of interest, one additional counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) to each group of similarly situated affected persons).  You further agree to pay all reasonable and documented out-of-pocket costs and expenses of each Commitment Party and its affiliates (including, without limitation, reasonable and documented fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

It is further agreed that the Commitment Party shall only have liability to you (as opposed to any other person) and that the Commitment Party shall be liable solely in respect of its own commitment to the Credit Facility on a several, and not joint, basis with any other party committing to the Credit Facility. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such indemnified person. None of the indemnified persons or you or any of your or their respective Related Parties of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Credit Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 6.

You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and

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substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy.  You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the indemnified persons.

On and after the commencement of the Chapter 11 Cases, the expense reimbursements and indemnification provisions of this Commitment Letter shall constitute administrative expenses under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code in the Chapter 11 Cases without the need to file any motion (other than any motion as may be necessary to obtain the approvals of this Commitment Letter and the Fee Letters), application or proof of claim and notwithstanding any administrative claims bar date, and shall be immediately payable in accordance with the terms hereof without further notice or order of the Bankruptcy Court.

7.              Sharing of Information, Affiliate Activities

BMO may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of BMO hereunder.  BMO shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Party will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Commitment Party of services for other companies, and the Commitment Party will not furnish any such information to other companies. You also acknowledge that the Commitment Party has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that the Commitment Party is a full service securities and banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Party and/or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Party, its affiliates or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8.              Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person, except (a) to you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) in any legal, judicial or administrative proceeding or as

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otherwise required by law or regulation or as requested by a governmental or regulatory authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), in each case excluding disclosure in the context of the Chapter 11 Cases, which shall be governed by the last sentence of this paragraph, (c) if the Commitment Party consents in writing to such proposed disclosure, (d) in connection with the enforcement of your rights hereunder or under the Fee Letter and (e) this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed (i) in connection with the arrangement or syndication of the Credit Facility or in connection with any public filing, (ii) to the Ad Hoc Noteholder Group (as defined in the Restructuring Support Agreement, dated as of August 2, 2019 (as amended, supplemented or otherwise modified from time to time, the “RSA”)) and (iii) after the execution of the RSA, in connection with the Solicitation (as defined in the RSA) of any holder of Senior Notes (as defined in the RSA). Notwithstanding anything to the contrary in the foregoing, you shall be permitted to file the Fee Letters with the Bankruptcy Court under seal in form and substance reasonably satisfactory to BMO or in a redacted manner in form and substance reasonably satisfactory to BMO and provide an unredacted copy of the Fee Letters to the Bankruptcy Court, the Office of the United States Trustee and advisors to (x) any official committee appointed in the Chapter 11 Cases and (y) the Consenting Creditors who are party to the RSA; provided, that the disclosure to such advisors is on a confidential, “professionals only” basis.

The Commitment Party shall use all nonpublic information received by it in connection with the Credit Facility and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (a) to rating agencies in connection with any rating of the Commitment Party or any of its affiliates, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case the Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) for purposes of establishing a “due diligence” defense, (i) to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries and (j) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information. If the Closing Date occurs, the Commitment Party’s obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the Credit Facility. Otherwise, the provisions of this paragraph shall automatically terminate on the earlier of (a) the Closing Date and (b) one year following the date of this Commitment Letter.

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9.              Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Credit Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code.

The Borrower agrees that it will not assert any claim against any Arranger or the Commitment Party based on an alleged breach of fiduciary duty by such Arranger or Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that neither any Arranger nor the Commitment Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and neither the Arranger nor the Commitment Party shall have any responsibility or liability to the Borrower with respect thereto. Any review by any Arranger or the Commitment Party of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of any Arranger or the Commitment Party, as applicable, and shall not be on behalf of the Borrower.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or any other Federal court having jurisdiction over the Chapter 11 Cases, and, to the extent that the Bankruptcy Court or Federal court do not have jurisdiction, any state or Federal court sitting in the Borough of Manhattan in the City of New York, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably waive, to the fullest extent permitted by applicable law, trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letters or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) or the performance of services hereunder or thereunder.

The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”),

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it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Party and each of their respective affiliates.

The indemnification, fee, expense, jurisdiction, syndication; information and confidentiality provisions contained herein and the provisions of the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation for the Credit Facility shall be executed and delivered and (other than in the case of the syndication and information provisions, which shall only survive if the Closing Date occurs) notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Agreement upon the occurrence of the Closing Date thereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on August 2, 2019.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  In the event that the initial borrowing under the Credit Facility does not occur on or before the Expiration Date (as defined below), then the commitments with respect to the Credit Facility shall automatically terminate unless the Commitment Party, in its sole discretion, agrees to an extension.

For purposes of this Commitment Letter, “Expiration Date” means the earliest to occur of: (i) the termination of the RSA, (ii) August 16, 2019, if and to the extent the Bankruptcy Court has not entered an order, in form and substance reasonably satisfactory the Lead Arranger (which order is final, is in full force and effect, is unstayed and has not been amended, supplemented or otherwise modified without the consent of the Lead Arranger) approving this Commitment Letter, the Fee Letters and the transactions contemplated hereby and thereby (including the fees, payments, expenses and indemnities and other obligations set forth in this Commitment Letter and the Fee Letters), (iii) on any date after which an order described in the immediately preceding clause (ii) has been entered but ceases to be in full force and effect, is stayed, is vacated, or is amended or modified without the consent of the Lead Arranger, (iv) the completion of the Chapter 11 Cases without the closing of the Credit Facility, (v) the dismissal or conversion of the Chapter 11 Cases to proceedings under Chapter 7 of the Bankruptcy Code and (vi) November 15, 2019.

[Signature Pages Follow]

10

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BMO HARRIS BANK N.A.

By:	/s/ James V. Ducote
	Name:	James V. Ducote
	Title:	Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Will Felder
	Name:	Will Felder
	Title:	Vice President

Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

HALCÓN RESOURCES CORPORATION

By:	/s/ Richard H. Little
	Name:	Richard H. Little
	Title:	Chief Executive Officer

Commitment Letter Signature Page

EXHIBIT A

CHAPTER 11 PLAN

Chapter 11 Plan is filed as Exhibit C to Exhibit 10.1 of this Form 8-K.

EXHIBIT B

$750.0 Million Senior Secured Revolving Credit Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Credit Facility.  Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibit C to such Commitment Letter.

I. Parties

Borrower:	Halcón Resources Corporation (“Halcón”), a Delaware corporation.

Guarantors:

Each of the Borrower’s direct and indirect, existing and future material domestic subsidiaries (the “Guarantors” and together with the Borrower the “Credit Parties”); provided that any subsidiary that (a) owns any Borrowing Base Properties (as defined below) or (b) incurs or guarantees any obligations under any Material Indebtedness (to be defined) shall, in each case, be a Guarantor. On the Closing Date (as defined below) the following subsidiaries will be Guarantors: Halcón Resources Operating, Inc., Halcón Holdings, Inc., Halcón Energy Properties, Inc., Halcón Permian, LLC, Halcón Field Services, LLC and Halcón Operating Co., Inc.

Sole Lead Arranger and Sole Bookrunner:

BMO Capital Markets (“BMOCM”) will act as sole lead arranger and bookrunner (in such capacity, the “Lead Arranger”) for the Credit Facility (as defined below), and will perform the duties customarily associated with such role.

Administrative Agent:	BMO Harris Bank N.A. (in such capacity, the “Administrative Agent”).

LC Issuer:

BMO Harris Bank N.A. (acting through itself or such of its affiliates as it deems appropriate under the circumstances), each named agent under the Credit Facility and any other Lender reasonably acceptable to the Borrower (in such capacity, an “LC Issuer”).

Lenders:

A syndicate of banks, financial institutions and other commercial bank lenders, including BMO Bank (acting through itself or such of its affiliates as it deems appropriate under the circumstances), arranged by the Lead Arranger and reasonably acceptable to the Borrower (the “Lenders”).

Majority Lenders:

Lenders holding more than 50.0% of the aggregate amount of the Loans and participations in Letters of Credit and unused Commitments under the Credit Facility (each as defined below) (the “Majority Lenders”).

Required Lenders:	Lenders holding not less than 66 2/3% of the aggregate amount of the Loans and participations in Letters of Credit and unused Commitments under the Credit Facility (the “Required Lenders”).

II. Credit Facility

Type and Amount of Credit Facility:

A senior secured revolving credit facility (the “Credit Facility”; the commitments thereunder the “Commitments”) in an aggregate principal amount of up to $750,000,000 (the loans thereunder, the “Loans”), subject to the Borrowing Base (as defined below) then in effect.

Availability:

Subject to the Borrowing Base then in effect, the Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Maturity Date”) in accordance with the terms hereof and subject to satisfaction of applicable conditions precedent.

Availability under the Credit Facility shall be equal to the lesser of (a) the then-effective aggregate Commitments and (b) the then-effective Borrowing Base.

Letters of Credit:

A portion of the Credit Facility not in excess of $50,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by the LC Issuers.  The commitment to provide Letters of Credit shall be ratable among each LC Issuer.  No Letter of Credit shall have an expiration date after the earlier of (a) twelve (12) months after the date of issuance and (b) five business days prior to the Maturity Date; provided that any Letter of Credit may provide for the automatic renewal thereof; provided further that any Letter of Credit may expire after the date referred to in clause (b) above if (i) the LC Issuer consents to such expiration date and (ii) such Letter of Credit is cash collateralized or backstopped on terms reasonably acceptable to the LC Issuer and the Borrower.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Loans) on the same business day.  To the extent that the Borrower does not so reimburse the LC Issuer, the Lenders shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on a pro rata basis.

Use of Proceeds:

The proceeds of the Loans will be used by the Borrower (a) on the Closing Date, to refinance in full the indebtedness under that certain Junior Secured Debtor-In-Possession Credit Agreement, dated on or about August 7, 2019, among the Borrower, certain subsidiaries of the Borrower, as guarantors thereunder, the lenders party thereto and Wilmington Trust, N.A., as administrative agent (the “DIP Facility”), (b) for working capital and other general corporate purposes, (c) to issue Letters of Credit, (d) for transactions fees and expenses and (e) for fees and expenses related to the Borrower’s emergence from the Chapter 11 Cases.

The Borrower will not use any proceeds for (a) the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose which would cause this transaction to constitute a “purpose credit” within the meaning of Regulation U or (b) in violation of any Anti-Corruption Laws or applicable Sanctions (in each case to be defined in the Loan Documents).

Security and Priority:

The Loans and other obligations under (a) the Credit Facility, (b) cash management products between the Borrower or any of its subsidiaries and the Administrative Agent or an affiliate of the Administrative Agent or a Lender or an affiliate of a Lender and (c) each hedging agreement between the Borrower or any of its subsidiaries and the Administrative Agent or an affiliate of the Administrative Agent or a Lender or an affiliate of a Lender shall be jointly and severally guaranteed by the Guarantors and the Borrower (with respect to secured hedge obligations and secured cash management obligations for which a Guarantor is the primary obligor) and ratably secured by first priority, perfected liens and security interests on (subject to customary exceptions and other exceptions to be agreed), whether now or hereafter acquired, (i) substantially all personal property (including a pledge of 100% of the stock of each of the Borrower’s subsidiaries (limited to 65% of all the voting equity of any foreign subsidiaries)), subject to exceptions to be agreed, (ii) oil and gas properties of the Credit Parties comprising not less than 85% of the total value of the PV-9 from the Borrowing Base Properties (as defined below) and (iii) all deposit accounts, securities accounts and commodity accounts of the Credit Parties which accounts shall be subject to control agreements in form and substance reasonably satisfactory to the Administrative Agent on the Closing Date (or such later date as may be reasonably agreed by the Administrative Agent); provided that the Loan Documents shall contain limited exceptions to the requirement to enter into such control agreements with respect to (A) deposit accounts that have a balance of no greater than $1.0 million, individually, and $3.0 million in the aggregate for all such accounts and (B) certain types of other accounts to be agreed (collectively, and together with all proceeds thereof, the “Collateral”).

On the Closing Date, the Borrower will also deliver acceptable evidence of title on not less than 85% of the total value of the PV-9 from the Borrowing Base Properties (as defined below) evaluated in the Initial Reserve Report.

All the above-described pledges and security interests shall be created on terms and pursuant to documentation consistent with the Documentation Principles (as defined below).

Borrowing Base:

The “Borrowing Base” shall be the loan value assigned to the proved reserves attributable to the Borrower’s and its subsidiaries’ oil and gas properties located within the geographic boundaries of the United States as set forth in the reserve report most recently delivered to the Administrative Agent and the Lenders pursuant to the Credit Agreement (the “Borrowing Base Properties”).

As of the Closing Date, the Borrowing Base will be set initially at an amount equal to $275.0 million (the “Initial Borrowing Base”) until the next scheduled redetermination of the Borrowing Base or the Borrowing Base is otherwise adjusted or redetermined as described herein (it being understood that the first scheduled redetermination of the Borrowing Base shall occur on or about May 1, 2020 (such date, the “Initial Borrowing Base Redetermination Date”)).

The Borrowing Base will be redetermined on a semi-annual basis, with the parties having the right to interim unscheduled redeterminations as described below.  The Borrowing Base will also be subject to interim adjustments in connection with (a) liquidations or unwinds of hedging agreements, (b) dispositions of Borrowing Base Properties, (c) the Credit Parties’ failure to provide the minimum required satisfactory title information, (d) the incurrence of Specified Additional Debt and (e) to the extent applicable, failure to satisfy the Post-Closing Hedging Covenant, in each case as described below.

Scheduled Borrowing Base redeterminations will occur on a semi-annual basis each May 1st and November 1st, commencing on or about May 1, 2020, based upon a reserve report prepared as of the immediately preceding December 31st and June 30th, respectively, and delivered to the Administrative Agent on or before April 1st and October 1st, respectively. Each December 31st reserve report will be prepared by an independent petroleum engineering firm reasonably acceptable to the Administrative Agent, and each June 30th reserve report will be prepared by an independent petroleum engineering firm reasonably acceptable to the Administrative Agent or internally by the Borrower consistent with the procedures used in the immediately preceding reserve report prepared by an independent petroleum engineer.  In the case of the June 30th reserve report, if such reserve report is prepared internally by or under the supervision of the Borrower’s chief engineer as set forth above, the Borrower shall certify that such reserve report is true and accurate in all material respects (with appropriate exceptions for projections and cost estimates) and, except as otherwise specified therein, has been prepared in all material respects in accordance with the procedures used in the immediately preceding December 31st reserve report.  In addition, the Administrative Agent, at the request of the Required Lenders, and the Borrower, each may request one additional unscheduled Borrowing Base redetermination during each period between scheduled Borrowing Base redeterminations; provided, that no request for an unscheduled Borrowing Base redetermination may be made by the Administrative Agent or the Lenders prior to the Initial Borrowing Base Redetermination Date.

Decisions regarding the amount of the Borrowing Base will be made at the sole credit discretion of the Lenders based upon the value of the Borrowing Base Properties as set forth in the most recent reserve report and in accordance with each Lender’s normal and customary standards and practices for determining the value of oil and gas properties based upon its usual and customary criteria for reserve based lending as they exist at such time.  Increases in the amount of the Borrowing Base will require approval of all Lenders, and decreases or maintenance of the amount of the Borrowing Base will require approval of the Required Lenders.

If the Borrower or any subsidiary (a) liquidates or unwinds any hedging agreement upon which the Lenders relied in determining the Borrowing Base or (b) disposes of Borrowing Base Properties, and the Borrowing Base value attributable to such liquidated or unwound hedging agreement and/or the Borrowing Base value of such disposed Borrowing Base Properties, since the last scheduled redetermination exceeds, individually or in the aggregate, when combined with all such other liquidated or unwound hedging agreements and disposed Borrowing Base Properties since the last scheduled redetermination, ten percent (10%) of the then-effective Borrowing Base, then the Borrowing Base shall be reduced by an amount equal to the Borrowing Base value assigned to the such liquidated hedging agreement or disposed Borrowing Base Properties in the then-effective Borrowing Base.

The Borrowing Base shall be adjusted as a result of the Credit Parties’ failure to deliver acceptable evidence of title on not less than 85% of the total value of the PV-9 from the Borrowing Base Properties unless cured or otherwise rendered moot by the delivery of additional title information.

The Borrowing Base shall be adjusted in connection with the issuance of any permitted unsecured senior or senior subordinated indebtedness after the Closing Date (such additional unsecured senior or senior subordinated loans or notes, “Specified Additional Debt”), by an amount equal to $0.25 for every $1.00 of Specified Additional Debt incurred, other than any Specified Additional Debt incurred to refinance any Specified Additional Debt (only to the extent that the aggregate principal amount of such refinancing indebtedness does not result in an increase in the principal amount thereof); provided, that, in the event a Borrowing Base Deficiency (as defined below) exists at the time of incurrence of Specified Additional Debt (after giving effect to the adjustment required hereby), then the Borrower shall be required to prepay the Loans in an amount equal to the lesser of the net cash proceeds of such Specified Additional Debt or such Borrowing Base Deficiency.

If the Credit Parties fail to satisfy the Post-Closing Hedging Covenant (as defined below) on or before the Post-Closing Hedging Date (as defined below), the Administrative Agent shall have the right to reduce the Borrowing Base then in effect, on the Post-Closing Hedging Date, by an amount determined by the Administrative Agent acting in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time (but in any event in an amount not more than the Borrowing Base value attributable to the commodity hedging agreements not entered into in connection with the Post-Closing Hedging Covenant).

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth in Annex I.

Maturity:	The fifth anniversary of the Closing Date (the “Maturity Date”).

Optional Prepayments:

Loans may be prepaid at any time on three (3) business day’s prior notice for Eurodollar Loans (as defined in Annex I) and one (1) business day’s prior notice for ABR Loans (as defined in Annex I), in writing, without premium or penalty in minimum amounts to be agreed upon, subject to reimbursement of the Lenders’ “breakage costs” in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Amounts repaid under the Credit Facility may be reborrowed.

Mandatory Prepayments:

If, as a result of (a) a scheduled redetermination of the Borrowing Base or (b) any adjustment of the Borrowing Base as a result of the failure to deliver satisfactory title information, the sum of outstanding Loans and the Lender’s exposure in respect of Letters of Credit exceeds the lesser of (x) the aggregate Commitments and (y) the Borrowing Base, a  deficiency (a “Borrowing Base Deficiency”) shall exist, and the Borrower will be required to eliminate such Borrowing Base Deficiency notifying the Administrative Agent with 10 days that it intends to take one or more of the following actions (provided that if the Borrower fails to elect any of the following actions within 10 days it shall be deemed to have elected option (i) hereof):

(i) within 30 days, prepay the Loans (and cash collateralize any such deficiency attributable to Letter of Credit exposure) in an amount equal to such Borrowing Base Deficiency,

(ii) prepay the Loans (and cash collateralize any such deficiency attributable to Letter of Credit exposure) in not more than six equal monthly installments, in an aggregate amount equal to such Borrowing Base Deficiency (with the first such payment to be made within 30 days),

(iii) within 30 days, provide additional collateral not evaluated in the most recently delivered reserve report and/or evaluated but not mortgaged in the form of proved oil and gas properties having a Borrowing Base value determined by the Required Lenders sufficient to eliminate such Borrowing Base Deficiency or

(iv) a combination of the foregoing options (i), (ii) and (iii) sufficient to eliminate such Borrowing Base Deficiency.

If a Borrowing Base Deficiency exists as a result of a Borrowing Base adjustment for an asset disposition, an unwind or termination of a hedging agreement, the failure of the Borrower to satisfy the Post-Closing Hedging Covenant on or before the Post-Closing Hedging Date or an incurrence of Specified Additional Debt, within one business day of such asset disposition, unwind or termination of a hedging agreement, Post-Closing Hedging Date or incurrence of Specified Additional Debt, as applicable, the Borrower will be required to prepay the Loans in an amount equal to such Borrowing Base Deficiency, and if any Borrowing Base Deficiency remains after prepaying all of the Loans as a result of outstanding Letters of Credit, cash collateralize such excess.

Any mandatory prepayment made by the Borrower shall not require or trigger a reduction of the Commitments under the Credit Facility.

Optional Commitment Reductions:

Upon prior written notice to be agreed, the Commitments may be reduced by the Borrower in minimum amounts to be agreed upon or terminated in whole, subject to reimbursement of the Lenders’ “breakage costs” in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.  If, as a result of any termination or reduction of the Commitments, a Borrowing Base Deficiency exists, the Borrower will be required to prepay the Loans on the date of such reduction or termination in an aggregate principal amount equal to such excess, and if any remains after prepaying all of the Loans as a result of outstanding Letters of Credit, cash collateralize such excess.

IV. Certain Conditions

Initial Conditions:

The availability of the initial borrowing under the Credit Facility on the Closing Date shall be conditioned only upon satisfaction or waiver of (a) the delivery of a customary borrowing notice, (b) the conditions precedent set forth in Section 5 of the Commitment Letter and (c) the conditions set forth in Exhibit C (such requirements, the “Initial Conditions”).

For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction or waiver of the Initial Conditions and the initial funding of the Credit Facility.

Ongoing Conditions:

After the Closing Date, the making of each Loan and the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy of all representations and warranties in the Loan Documents (including, without limitation, the material adverse effect, solvency and litigation representations) in all material respects (or if such representation is already qualified by materiality, in all respects) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

V. Certain Documentation Matters

Loan Documents:

The definitive documentation for the Credit Facility (the “Loan Documents”) shall be negotiated in good faith and shall contain only those conditions, mandatory prepayments, prepayment premiums (if any), representations, warranties, covenants and events of default expressly set forth in this Exhibit B (applicable to the Borrower and its subsidiaries or restricted subsidiaries, as applicable, in each case, with materiality thresholds, baskets, exceptions, limitations, qualifications and grace and cure periods to be agreed) and, except as set forth herein, those terms and conditions usual for facilities and transactions of this type and which shall reflect (a) the Administrative Agent’s required agency and other form provisions (including with respect to a replacement of the LIBO Rate) so long as such changes are not inconsistent with this Commitment Letter and are customarily included in credit agreements with respect to which the Administrative Agent acts as administrative agent, (b) the Chapter 11 Plan and (c) the terms and conditions set forth in the Commitment Letter and as otherwise mutually agreed by the Borrower and the Administrative Agent  (collectively, the “Documentation Principles”).  It is understood and agreed that the Loan Documents shall give due regard to the Borrower’s existing Amended and Restated Senior Secured Revolving Credit Agreement, dated as of September 7, 2017, by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified to date, the “Existing Credit Agreement”).

Representations and Warranties:

To be applicable to the Borrower and its subsidiaries or restricted subsidiaries, as applicable, limited to the following:

•                  Organization, Powers;

•                  Authority, Enforceability;

•                  Approvals, including full force and effect of the confirmation order, No Conflicts;

•                  Financial Condition, No Material Adverse Effect;

•                  Litigation;

•                  Environmental Matters;

•                  Compliance with Laws and Agreements, No Defaults;

•                  Investment Company Act;

•                  Taxes;

•                  ERISA;

•                  Disclosure, No Material Misstatements;

•                  Insurance;

•                  Restrictions on Liens;

•                  Subsidiaries;

•                  Location of Business and Offices;

•                  Properties, Titles, Etc.;

•                  Maintenance of Properties;

•                  Gas Imbalances, Prepayments;

•                  Marketing of Production;

•                  Swap Agreements;

•                  Use of Loans and Letters of Credit;

•                  Solvency;

•                  Anti-Corruption Laws and Sanctions;

•                  Senior Debt Status; and

•                  EEA Financial Institutions.

Affirmative Covenants:

To be applicable to the Borrower and its subsidiaries or restricted subsidiaries, as applicable, limited to the following:

•                  Delivery of Financial Statements (with unaudited financial statements to be delivered within 45 days of the end of each of the first three fiscal quarters of the Borrower’s fiscal year, and with audited financial statements to be delivered within 90 days of the end of the Borrower’s fiscal year) and other information customary for facilities of this type (including a quarterly compliance certificate, consolidating information regarding unrestricted subsidiaries, reporting of hedging agreements in connection with the delivery of any reserve report, insurance certificates, accounting reports, SEC filings and shareholder reports, notices under other material instruments, lists of purchasers, notice of dispositions and hedge liquidations, notice of casualty events, certain organizational changes, production reports and lease operating statements, a 12 month cash flow forecast and capital budget delivered within 90 days of fiscal year end and notice of certain incurrence of indebtedness);

•                  Notices of Material Events;

•                  Existence, Conduct of Business;

•                  Payment of Obligations;

•                  Performance of Obligations under Loan Documents;

•                  Operation and Maintenance of Properties;

•                  Insurance;

•                  Books and Records, Inspection Rights;

•                  Compliance with Laws (including OFAC, Patriot Act, FCPA and beneficial ownership requirements);

•                  Environmental Matters;

•                  Further Assurances;

•                  Reserve Reports;

•                  Title Information with respect to at least 85% of the PV-9 of the Borrowing Base Properties;

•                  Additional Collateral (including maintenance of liens on not less than 85% of the total value of the PV-9 of the Borrowing Base Properties), Additional Guarantors;

•                  ERISA Compliance;

•                  Maintenance of control agreements over deposit, securities and commodities accounts and location of proceeds of Loans (violation of which will cause an immediate Event of Default);

•                  Unrestricted Subsidiaries;

•                  Marketing Activities;

•                  Keepwell;

•                  Swap Agreements as set forth in the “Minimum Hedging” paragraph in the Section titled “Commodity Hedging”; and

•                  Post-Closing Obligations (if applicable).

Financial Covenants:

Limited to the following:

(a) Total Net Leverage Ratio: The Borrower will not permit, as of the last day of any fiscal quarter commencing with the first full fiscal quarter ending after the Closing Date, its ratio of total net debt (net of unrestricted cash only to the extent that such cash and cash equivalents are maintained in accounts subject to a control agreement in favor of the Administrative Agent, in an amount not to exceed (i) if any Loans are outstanding under the Credit Facility, $50.0 million or (ii) if no Loans are outstanding under the Credit Facility, an unlimited amount) as of such date to consolidated adjusted EBITDAX (to be defined in a manner to be agreed, provided that fees, expenses and other restructuring transaction costs which are incurred through a date to be agreed, in connection with the Transactions, the Chapter 11 Cases and the other transactions contemplated hereby or thereby and other non-recurring costs and expenses will be permitted to be added back when calculating consolidated adjusted EBITDAX) for the four fiscal quarters ending on such date to be greater than 4.00 to 1.00 (the “Total Net Leverage Ratio”).

For purposes of calculating the Total Net Leverage Ratio, (A) for the first full fiscal quarter ending after the Closing Date, consolidated adjusted EBITDAX shall be calculated by multiplying consolidated adjusted EBITDAX for such fiscal quarter by 4, (B) for the period of the first two full fiscal quarters ending after the Closing Date, consolidated adjusted EBITDAX shall be calculated by multiplying consolidated adjusted EBITDAX for such two fiscal quarters by 2, and (C) for the period of the first three full fiscal quarters ending after the Closing Date, consolidated adjusted EBITDAX shall be calculated by multiplying consolidated adjusted EBITDAX for such three fiscal quarters by 4/3.

(b) Current Ratio: The Borrower will not permit, as of the last day of any fiscal quarter commencing with the first full fiscal quarter ending after the Closing Date, its ratio of (i) consolidated current assets (including the unused amount of the Borrowing Base then available to be borrowed, but excluding (A) all non-cash assets under Accounting Standards Codification Topic No. 815, (B) the aggregate amount of any deposits (in each case, whether in cash or otherwise) posted by the Borrower or any of its restricted subsidiaries to secure swap obligations owing by such persons or to cover market exposures) and (C) any deferred tax assets to (ii) consolidated current liabilities (excluding non-cash obligations under FASB Accounting Standards Codification 815, current maturities under the Credit Facility and of long-term indebtedness and any deferred tax liabilities) to be less than 1.0 to 1.0 (the “Current Ratio” and, together with the Leverage Ratio, the “Financial Covenants”).

Negative Covenants:

To be applicable to the Borrower and its subsidiaries or restricted subsidiaries, as applicable, limited to the following:

•                  Debt, to include a basket for Specified Additional Debt without limit, subject to (i) no default or event of default has occurred and is continuing after giving effect to any such Specified Additional Debt issuance, (ii) pro forma compliance, after giving effect to any such Specified Additional Debt issuance, with the Financial Covenants, (iii) reduction in the Borrowing Base in the manner described above (in the section titled “Borrowing Base”) and (iv) other conditions and restrictions to be agreed;

•                  Liens;

•                  Dividends, Distributions and Redemptions; Repayment and Amendment of certain junior debt (including any Specified Additional Debt), to include a basket for restricted payments and repayments of such junior debt, subject to (i) no default or event of default has occurred and is continuing after giving effect to such restricted payment or repayment of such junior debt, (ii) availability on a pro forma basis of at least 20% of the then-effective Borrowing Base and (iii) pro forma compliance, after giving effect to any such restricted payment or repayment of such junior debt, with a Total Net Leverage Ratio of not greater than 2.75:1.00 (the “Restricted Payment Conditions”);

•                  Investments, Loans and Advances, to include a basket subject to the Restricted Payment Conditions;

•                  Designation and Conversion of Restricted and Unrestricted Subsidiaries; Indebtedness of Unrestricted Subsidiaries;

•                  Nature of Business; International Operations;

•                  Proceeds of Loans;

•                  ERISA Compliance;

•                  Sales or Discount of Receivables;

•                  Mergers, Other Fundamental Changes, Etc.;

•                  Sale of Properties;

•                  Environmental Matters;

•                  Transactions with Affiliates;

•                  Subsidiaries;

•                  Negative Pledge Agreements; Dividends Restrictions;

•                  Gas Imbalances, Take-or-Pay or Other Prepayments; and

•                  Swap Agreements as set forth in the “Maximum Hedging” paragraph in the Section titled “Commodity Hedging”; and

•                  Amendments to Organizational Documents in a manner that is material and adverse to the interests of the Lenders and Fiscal Year End.

Commodity Hedging:

Minimum Hedging: The Credit Parties shall use commercially reasonable efforts to enter into as of the Closing Date, and shall thereafter maintain, commodity hedging contracts hedging at prices reasonably acceptable to the Administrative Agent for no less than (a) 75% of the total forecasted production (based on the most recently delivered reserve report) of crude oil and natural gas, calculated separately, from total proved developed producing oil and gas properties of the Credit Parties for a period through at least the first 12 full calendar months following the Closing Date and (b) 50% of the total forecasted production (based on the most recently delivered reserve report) of crude oil and natural gas, calculated separately, from total proved developed producing oil and gas properties of the Credit Parties for each of the full calendar months 13 through 24 following the Closing Date (the hedge contracts referred to herein, the “Required Hedges”).

Maximum Hedging: As of the date of entry into any commodity hedging contract, the Credit Parties shall have entered into commodity hedging contracts for no more than 85% of the total forecasted production (based on the most recently delivered reserve report) of crude oil and natural gas, calculated separately, from total proved developed producing oil and gas properties of the Credit Parties for the 60 full calendar months following such date. No commodity hedging contract shall have a tenor longer than 60 months from the date such hedging arrangement is created.

Secured commodity hedging contracts shall be limited to those entered into with the Administrative Agent or affiliates of the Administrative Agent, Lenders or affiliates of Lenders and “Approved Counterparties” (to be defined in a customary manner).

If, after using their commercially reasonable efforts, the Credit Parties are unable to enter into the Required Hedges as of the Closing Date, within 30 days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion) (the “Post-Closing Hedging Date”), the Credit Parties shall enter into the Required Hedges. The requirement set forth in this paragraph is referred to herein as the “Post-Closing Hedging Covenant.

Events of Default:

To be applicable to the Borrower and its restricted subsidiaries, limited to the following:

•                  Failure to pay any required principal of any Loan or reimbursement obligation in respect of Letter of Credit disbursement when due,

•                  Failure to pay interest, fees or other amounts when due (subject to a grace period of 3 business days);

•                  Failure to comply with any covenant or condition of the Loan Documents (subject to a grace period consistent with the Documentation Principles);

•                  Any representation or warranty shall have been incorrect in any material respect when made (without duplication of a materiality qualifier);

•                  Cross-payment default (subject to a grace period consistent with the Documentation Principles) and cross-acceleration to other material indebtedness;

•                  Bankruptcy or insolvency (subject to a grace period consistent with the Documentation Principles);

•                  Unsatisfied material judgment (subject to a 30 day grace period);

•                  Change in control (the definition of which is to be agreed);

•                  ERISA events;

•                  Actual or asserted (in writing) invalidity of any guarantee, security document or intercreditor or subordination provisions or non-perfection of any security interest; and

•                  The Loan Documents cease to be in full force and effect and valid, binding and enforceable.

Voting:

Amendments and waivers with respect to the Loan Documents shall require the approval of the Majority Lenders, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the Maturity Date or the date for any scheduled date of payment or prepayment of principal, (ii) reductions in the rate of interest (other than waivers of default interest) or any fee or extensions of any due date thereof, (iii) increases in the amount of, or extensions of the expiry date of, any Lender’s commitment and (iv) changes in the pro rata payment sharing provisions, (b) the consent of all of the Lenders shall be required with respect to increases of the Borrowing Base, (c) the consent of the Required Lenders, shall be required with respect to reductions or reaffirmations of, waivers of an automatic reduction in, or postponement of a scheduled redetermination of the Borrowing Base and (d) the consent of all of the Lenders shall be required with respect to modifications of any of the voting percentages, releases of all or substantially all of the collateral or releases of any Guarantor (except as otherwise expressly permitted in the Loan Documents).  Notwithstanding the foregoing the Administrative Agent may (without the consent of the Lenders) enter into amendments or modifications to the Loan Documents in order to implement a LIBOR replacement rate in accordance with the terms thereof.

The Loan Documents shall contain customary provisions for replacing non-consenting Lenders, in connection with amendments, modifications, waivers and Borrowing Base redeterminations requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

Assignments and Participations:

After the Closing Date, the Lenders shall be permitted to assign all or a portion of their Loans and Commitments with the consent, not to be unreasonably withheld, conditioned or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy event of default has occurred and is continuing, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) business days after having received notice thereof, (b) the Administrative Agent and (c) the LC Issuer.  In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5.0 million, unless otherwise agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans.  Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions.  Voting rights of a participant shall be limited to those matters set forth in clause (a) of the preceding paragraph with respect to which the affirmative vote of the Lender from which it purchased its participation would be required.  Pledges of Loans in accordance with applicable law shall be permitted without restriction.  Promissory notes shall be issued under the Credit Facility upon request.  No assignments or participations shall be permitted to be made to the Borrower or any of its affiliates or to natural persons.

Yield Protection; Etc.:

The Loan Documents shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy or other requirements of law, and from the imposition of or changes in withholding or other taxes (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law after the Closing Date regardless of the date enacted, adopted or issued) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:

The Loan Documents shall contain provisions relating to “defaulting” Lenders (including provisions relating to reallocation of participations in, or the Borrower providing cash collateral to support Letters of Credit, to the suspension of certain voting rights and rights to receive certain fees, and to termination or assignment of the Commitments or Loans of such Lenders).

Expenses and Indemnification:

The Borrower shall, regardless of whether the Closing Date occurs, pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Credit Facility and the preparation, execution, delivery and administration of the Loan Documents and any amendment, modification or waiver with respect thereto (limited, in the case of counsel, to the reasonable fees, disbursements and other charges of a single counsel to the Administrative Agent and the Lead Arranger, including (if necessary) one local counsel in each relevant jurisdiction and one regulatory counsel to all such persons with respect to a relevant regulatory matter, taken as a whole, and, solely in the event of a conflict of interest, one additional counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction or for each matter) to each group of similarly situated affected persons), (b) all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by the Credit Facility or any security instrument and (c) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors, agents and other representatives) will have no liability for, and will be indemnified and held harmless against, any loss, claim, damage, liability, cost or expense incurred in respect of the transactions and the financing contemplated hereby or the use or the proposed use of proceeds thereof and any claim, litigation, investigation or proceeding relating to any of the foregoing (except to the extent resulting from the gross negligence, bad faith or willful misconduct of the indemnified person, as determined by a court of competent jurisdiction by final and nonappealable judgment); provided, that counsel shall be limited to a single counsel to the indemnitees, taken as a whole, including (if necessary) one local counsel in each relevant jurisdiction and, solely in the case of a conflict, one additional counsel (and, if necessary one local counsel in each relevant jurisdiction) for the conflicted parties.

EU Bail-In Provisions:	The Loan Documents will contain customary EU Bail-In provisions.

QFC Provisions:	The Loan Documents will contain customary “QFC” provisions.

Governing Law and Forum:	State of New York.

Counsel to the Lead Arranger and the Administrative Agent:	Simpson Thacher & Bartlett LLP.

Annex I

Interest and Certain Fees

Pricing Grid:	The applicable margin and applicable commitment fee will be determined in accordance with the following table:

Level	Borrowing Base Usage	Eurodollar Loans	ABR Loans	Commitment Fee
V	> 90%	300.0 bps	200.0 bps	50.0 bps
IV	> 75% < 90%	275.0 bps	175.0 bps	50.0 bps
III	> 50% < 75%	250.0 bps	150.0 bps	50.0 bps
II	> 25% < 50%	225.0 bps	125.0 bps	37.5 bps
I	< 25%	200.0 bps	100.0 bps	37.5 bps

Borrowing Base Usage at any time is based on total outstanding Loans, Letters of Credit and reimbursement obligations under the Credit Facility as a percentage of the Borrowing Base.

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin or the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“Alternate Base Rate” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1%.  If the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a percentage determined in accordance with the pricing grid.

“Commitment Fee Rate” means a percentage determined in accordance with the pricing grid.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Interest Period” means a period of one, two, three or six months (as selected by the Borrower).

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

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Interest Payment Dates:

In the case of Loans bearing interest based upon the Alternate Base Rate (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant Interest Period and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period.

Commitment Fees:

The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the commitment of such Lender. Accrued commitment fees shall be payable quarterly in arrears and on the date that is the earlier of the Maturity Date and the date of termination of the Commitments.

Letter of Credit Fees:

The Borrower shall pay a participation fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit.  Such participation fee shall be shared ratably among the Lenders and shall be payable quarterly in arrears.

A fronting fee equal to the greater of (i) $500 or (ii) 0.25% per annum on the face amount of each Letter of Credit, shall be payable quarterly in arrears to the applicable LC Issuer for its own account.  In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the applicable Issuing Bank for its own account.

Default Rate:

During the continuation of a payment or bankruptcy event of default, and during the continuation of any other event of default after the Administrative Agent has delivered notice to the Borrower, all outstanding principal, fees and other obligations shall bear interest at 2.00% above the rate applicable to ABR Loans.

Rate and Fee Basis:

All commitment fees and all per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT C

$750.0 Million Senior Secured Reserve-Based Revolving Credit Facility

Conditions Precedent

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Summary of Terms and Conditions to which this Exhibit C is attached.

The Closing Date and the making of the initial extensions of credit under the Credit Facility will be subject to the satisfaction of the following conditions precedent:

1.              The Administrative Agent shall have received (a) the Loan Documents, which shall, in each case, be consistent with the terms of the Indicative Summary of Terms and Conditions to which this Exhibit C is attached and shall otherwise be in form and substance reasonably satisfactory to the Lead Arranger, shall have been executed and delivered by each of parties thereto, including all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral and (b) customary officer’s closing certificates (including incumbency certificates of officers), organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case, with respect to the Credit Parties, customary legal opinions related to the Loan Documents, including an opinion on no conflicts with applicable laws in addition to other customary opinions, a solvency certificate (with respect to the Borrower and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions contemplated to occur on the Closing Date) certified by a senior authorized financial officer of the Borrower and such other documents and instruments as are customary for transactions of this type (including evidence of insurance).

2.              The Administrative Agent and the Arranger shall have received all commitment, arrangement, upfront and agency fees and all other fees and amounts due and payable on or prior to the Closing Date, and to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower (including, without limitation, the fees and expenses of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent).

3.              The Administrative Agent shall have received acceptable evidence of title on not less than 85% of the total value of the PV-9 from the Borrowing Base Properties evaluated in the Initial Reserve Report.

4.              All actions necessary to establish that the Administrative Agent will have a perfected first priority security interest in the Collateral (as described in the section titled “Collateral” on Exhibit B) shall have been taken, including (a) delivery of counterparts and exhibits for mortgages or deeds of trust, as applicable, which are necessary and appropriate for filing in the appropriate jurisdictions and (b) the Borrower’s execution and delivery of control agreements in connection with its deposit accounts, commodities accounts or securities accounts, as applicable.

5.              The Administrative Agent shall have received a certificate of a responsible officer of the Borrower certifying (a) that the Borrower and its subsidiaries have received all material third party and governmental consents and approvals required by the terms of the Loan Documents and (b) that since December 31, 2018, there has not been any event, occurrence, development or change in the circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, operations, performance or properties of the Borrower, the Guarantors or their respective restricted subsidiaries, taken as a whole; provided, that a material adverse effect shall not include any event, occurrence, development or change in the circumstances or facts arising out of or resulting from: (a) conditions or effects that generally affect persons or entities engaged in the industries, business, markets, financial conditions or the geographic area in which the Credit Parties operate taking into consideration any event that is related to the operations of the Credit Parties in the specific geographical and geological areas in which it operates, (b) general economic conditions in regions and markets in which the Credit Parties operate, (c) regional, national or international political or social conditions, including acts of war, terrorism or natural disasters, escalation or material worsening of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or its territories, possessions, diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (d) financial, banking, securities, credit, or commodities markets, prevailing interest rates or general capital markets conditions, (e) changes in United States generally accepted accounting principles, (f) changes in Laws, orders, or other binding directives issued by any governmental entity, (g) the taking of any action or any inaction required by the RSA, the Backstop Agreement, the Restructuring Term Sheet, the Chapter 11 Plan, or any action or inaction in connection with the Chapter 11 Cases, including the commencement, announcement and pendency of the Chapter 11 Cases, or (h) any action or inaction consented to or requested by the Consenting Noteholders; provided, that exceptions set forth in clauses (a), (b), (c) and (d) of this definition shall not apply to the extent that such Event is disproportionately adverse to the Credit Parties, taken as a whole, as compared to other companies comparable in size and scale to the Credit Parties operating in the industries and same geographical area in which the Credit Parties operate.

6.              The Administrative Agent and the Lead Arranger shall have received (a) satisfactory audited consolidated financial statements of the Borrower for the year ended December 31, 2018 and reasonably satisfactory unaudited consolidated financial statements of the Borrower for each fiscal quarter thereafter ending at least 45 days prior to the Closing Date, (b) a pro forma unaudited consolidated balance sheet of the Borrower and its subsidiaries as of the Closing Date, after giving effect to the making of the initial extensions of credit under the Facility, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date, certified by the Borrower’s chief financial officer, which shall reflect no indebtedness other than the Loans made by the Lenders on the Closing Date and other indebtedness permitted by the Facility Documentation (excluding any Specified Additional Debt), (c) a satisfactory reserve report prepared by Netherland Sewell & Associates, Inc. with an as of date of January 1, 2019 covering the oil and gas properties of the Borrower and its subsidiaries included in the Borrowing Base, (d) a satisfactory reserve report prepared internally by the Borrower consistent with the procedures used in the reserve report identified in clause (c) with an as of date of July 1, 2019 covering the oil and gas properties of the Borrower and its subsidiaries included in the Borrowing Base (the “Initial Reserve Report”), accompanied by an officer’s certificate covering certain customary matters with respect to such reserve report and (e) lease operating statements and production reports with respect to the oil and gas properties evaluated in the Initial Reserve Report, in form and substance satisfactory to the Lead Arranger, for the fiscal year ended December 31, 2018 and for each fiscal quarter ending thereafter ending at least 45 days prior to the Closing Date.

7.              The Administrative Agent and each Lender who has requested the same shall have received, at least three (3) business days prior to the Closing Date, (a) all documentation and other information regarding the Borrower in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (b) to the extent applicable, in connection with “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrower in a form reasonably satisfactory to the Administrative Agent and each requesting Lender, in the case of clauses (a) and (b), to the extent reasonably requested in writing at least ten (10) business days prior to the Closing Date.

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8.              The Administrative Agent shall be reasonably satisfied that after the making of the Loans on the Closing Date, the application of the proceeds thereof and after giving effect to the other transactions contemplated hereby, the Borrower and the Guarantors shall have unused availability under the Borrowing Base of not less than $125.0 million.

9.              The Administrative Agent shall have received evidence reasonably satisfactory to it that all loans and other obligations under the DIP Facility are being repaid in full, the DIP Facility is being terminated, and the liens securing the DIP Facility are being released, in each case substantially contemporaneously with the proceeds of the initial funding under the Credit Facility. After giving effect to the transactions contemplated hereby, the Borrower and its subsidiaries shall have no indebtedness outstanding other than (a) the Loans and other extensions of credit under the Credit Facility and (b) any other indebtedness permitted under the Loan Documents (excluding any Specified Additional Debt).  The Administrative Agent shall have received evidence satisfactory to it that all liens on the assets of the Borrower and its subsidiaries (other than liens permitted by the Loan Documents) have been (or will be concurrently with the initial funding under the Credit Facility) released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Borrower or its subsidiaries.

10.       Not later than August 16, 2019, the Bankruptcy Court shall have entered an order in form and substance reasonably satisfactory to the Lead Arranger (which order is final, is in full force and effect, is unstayed and has not been amended, supplemented or otherwise modified without the consent of the Lead Arranger) approving the Commitment Letter, the Fee Letters and the transactions contemplated thereby (including the fees set forth in the Fee Letters) and specifically providing for the right to receive all amounts due and owing, including indemnification obligations, the fees and other payments as set forth herein, and reimbursement of all reasonable costs and expenses incurred in connection with the transactions contemplated herein and as set forth herein and which shall be entitled to priority as administrative expense claims under Sections 503(b) and 507(a)(1) of title 11 of the Bankruptcy Code, regardless of whether the Closing Date occurs.

11.       The Chapter 11 Plan and all other related documentation (a) shall be satisfactory to the Lead Arranger with respect to any portions of such Chapter 11 Plan that directly relate to the Credit Facility, and reasonably satisfactory to the Lead Arranger in all other respects, (b) shall have been confirmed by an order of the Bankruptcy Court which order shall be satisfactory to the Lead Arranger with respect to any portions of such order that directly relate to the Credit Facility, and reasonably satisfactory to the Lead Arranger in all other respects, which order shall be in full force and effect, unstayed and final, and shall not have been modified or amended without the written consent of the Lead Arranger, reversed or vacated, (c) all conditions precedent to the effectiveness of the Chapter 11 Plan as set forth therein shall have been satisfied or waived (the waiver thereof having been approved by the Lead Arranger), and the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Chapter 11 Plan in accordance with its terms shall have occurred contemporaneously with the Closing Date and (d) the transactions contemplated by the Chapter 11 Plan to occur on the effective date of the Chapter 11 Plan shall have been substantially consummated (as defined in Section 1101 of the Bankruptcy Code) on the Closing Date and substantially contemporaneously with the initial funding hereunder in accordance with the terms of the Chapter 11 Plan and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

12.       All representations and warranties shall be true and correct in all material respects with the same effect as though made on and as of such date, except in the case of any representation and warranty which (a) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (b) is qualified by a materiality or material adverse effect standard in which case such representation and warranty shall be true and correct in all respects.

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